Exhibit 10.1

OPTION TO PURCHASE AGREEMENT

THIS OPTION TO PURCHASE AGREEMENT (the “Agreement”), dated effective as of September 1, 2017 (the “Effective Date”), is by and between PDC TN/FL LLC (“Developer”) and Nashville Speedway, USA, Inc., a Delaware corporation (the “Owner”).

WHEREAS, Owner is the owner in fee simple of all that land located at 4847-F McCreary Road, Lebanon, Wilson County and Rutherford County, Tennessee 37090 and known as Nashville Superspeedway including approximately 1,380 acres, plus or minus, being identified by the Wilson County assessor’s office as tax parcel number 141-02600-00023141 and by the Rutherford County assessor’s office as tax parcel number 009-00300 and 011-00403 (hereinafter referred to as the “Speedway Property”) as more particularly described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, Owner and Developer have executed a Purchase and Sale Agreement dated as of August 17, 2017, for the purchase by Developer of a portion of the Speedway Property containing approximately 150 acres, and being more particularly described on Exhibit B attached hereto and incorporated herein by reference (the “Sale Property”);

WHEREAS, Owner desires to grant an option (the “Option”) to Developer to purchase a portion of the Speedway Property containing approximately 87 acres, and being more particularly described on Exhibit C attached hereto and incorporated herein by reference (the “Option Property”)(the remainder of the Speedway Property other than the Sale Property and the Option Property shall sometimes be referred to herein as the “Remainder Property”);

WHEREAS, Owner desires to grant to Developer certain purchase rights as set forth herein related to the Option Property;

WHEREAS, Owner and Developer desire to agree to certain agreements as set forth herein related to the Remainder Property;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                      Grant of Option.  Owner and Developer agree that, for a period of thirty-six (36) months beginning on the Effective Date (the “Option Period”), Developer or its permitted assigns shall have the option to purchase the entire Option Property (but not less) on the terms and conditions set forth herein.  To exercise such option, Developer shall provide written notice to Owner of its intent to exercise the purchase right prior to the expiration of the Option Period.

2.                                      Purchase Price.  Upon the exercise of the Option and the closing of the sale, the purchase price to be paid shall be $55,000 per acre of the Option Property.   The exact acreage shall be determined by a new survey of the Option Property.  If Developer has exercised its right to purchase but not closed prior to the expiration of the Option Period, then it must place the entire purchase price into escrow prior the expiration of the Option Period (based on 87 acres if the new survey is not yet complete) or forfeit its rights hereunder.

3.                                      Closing Process.

(a)                                 Title Insurance.  Upon exercise by Developer of the Option, Developer shall, within thirty (30) days after such exercise, obtain a title commitment (the “Commitment”) related to the Option Property issued by a title insurance company reasonably acceptable to Owner whereby the title company agrees to issue to Developer, upon the recording of the Deed (as defined herein), its standard Owner’s Title Insurance Policy in the amount of the purchase price insuring fee simple title to the Option Property in the Developer, free and clear of all liens and encumbrances, except taxes and assessments for the year of closing, exceptions, easements, covenants and restrictions of record as of the date hereof and such other exceptions as Developer shall agree to in writing prior to Closing (the “Permitted Exceptions”).

(b)                                 Subdivision.  Developer will obtain approval by the applicable governmental authority of the subdivision of the Option Property to create a separate legal parcel that permits development for industrial warehouse use which approval shall include, without limitation, approval of a plat of the Option Property to be recorded at Closing.  The costs of such subdivision and platting of the Option Property shall be paid by Developer.

(c)                                  Timing of Closing.  The closing of the sale of the Option Property (the “Closing”) shall occur upon the earlier to occur of (i) within thirty (30) days after completion of the subdivision process or (ii) within sixty (60) days after the last day of the Option Period.

(d)                                 Easement Agreements from Owner.  Owner covenants that, at or before Closing, Owner will execute in favor of Developer the following easement agreements and any other easement agreements reasonably required to complete the transfer of the Option Property and to proceed with Developer’s proposed development of the Option Property for industrial warehouse uses (collectively, the “Easements”) and all such Easements to be on terms reasonably satisfactory to Owner and not to unduly burden or unreasonably interfere with Owner’s other real property and to provide reciprocal easement rights from Developer to Owner, as appropriate (e.g. utility, construction and drainage rights):

(i)                                     Easement granting Developer the right to construct utility facilities (including water, sewer, gas, telecom, and electric) and the right to tap into existing water, sewer, telecom and electric utilities located on the Remainder Property;

(ii)                                  Easement granting Developer temporary construction easements across the Remainder Property in connection with the work to be performed by Developer in connection with its work related to the development including the infrastructure (roads, utilities, drainage, etc.) which work will be done in a manner consistent with Resolution No. 17-2083, from the City Council of Lebanon and with the Ordinance of the City Council of the City of Lebanon, Tennessee No. 00-2059;

(iii)                               Easement granting Developer the permanent right for drainage of storm water to the Remainder Property and the right to maintain, repair and replace the utilities facilities related to such drainage; and

(iv)                              Easement granting Developer permanent access and construction easements as reasonably necessary related to the Remainder Property (including, without limitation, Marty Robbins Drive and Darrell Waltrip Drive) for the purpose of improving and accessing roadways, sidewalks, and related improvements.

(e)                                  Closing.  At the closing of the purchase of the Option Property, Owner shall pay the costs of any title search and any owner’s title policy (up to $11,000), and the costs of releasing any monetary liens on the Option Property.  Upon exercise by Developer of its Option hereunder, Owner shall deliver to Developer on the Closing Date a good and sufficient Special Warranty Deed (the “Deed”), subject to the Permitted Exceptions.  Developer shall pay all costs associated with recording the Deed (including transfer taxes), survey costs, and inspection costs.  The costs of the subdivision and platting of the Option Property shall be paid by Developer.  As part of the Closing, Owner and Developer shall also execute the Easements.

4.                                      Closing Conditions. Developer’s obligation to consummate the Closing is expressly conditioned upon the satisfaction of all of the following conditions or the waiver of such conditions by Developer:

(i)                                     Agreement by Developer and Owner about the forms of the Easement Agreements to be executed by Owner at or before Closing.

(ii)                                  Delivery of title to the Option Property at Closing as required by the terms and conditions of this Agreement.

(iii)                               The physical condition of the Option Property shall not materially adversely change between the Effective Date and the date of Closing.

Owner’s obligation to consummate the Closing is expressly conditioned upon the closing of the sale of the Sale Property and the satisfaction of all conditions precedent to that sale (it being understood that termination of the agreement for the Sale Property shall terminate this Agreement).

The parties agree to use commercially reasonable efforts in good faith to satisfy each of the foregoing conditions to Closing as quickly as reasonably possible.  In the event that any of the foregoing conditions are not satisfied or waived by Developer, then Developer may either delay the Closing for a commercially reasonable time until such matters are satisfied or this Agreement shall terminate.

5.                                      Restrictions on Sale of the Remainder Property.  Owner agrees that Owner will not sell any portion of the Remainder Property during the Option Period to a real estate developer or real estate operator (defined as an entity engaged in the business of selling, purchasing, renting, or leasing real estate) for the purpose of construction of a speculative commercial, industrial or warehouse building.  Notwithstanding the foregoing, Owner shall have the right to sell all of the Remainder Property in a single sale transaction to any buyer for any proposed use.  In addition, Owner shall have the right to sell a portion of the Remainder Property to an identified end user, who is not a real estate developer or real estate operator, to develop and hold fee simple title to a portion of the Remainder Property in its own possession (“Fee Simple Transaction”).   In the case where an identified end user seeking a portion of the Remainder Property to develop and lease improvements from a real estate developer or real estate operator for a potential build-to-suit transaction (“Leasehold Transaction”), Owner and Developer will agree to coordinate and submit a single build-to-suit proposal if Owner wishes to proceed.  In the case of a Leasehold Transaction, Developer will act as Owner’s preferred developer and have the right to negotiate a transaction with such party (subject to Developer’s obligation to obtain approval from Owner on the location of such potential project and the pricing).  However, if an end user desires to use another developer for either a Fee Simple Transaction or Leasehold Transaction and identifies that developer in writing to Owner and/or Developer, then Owner may negotiate the sale of acreage on the Remainder Property to such party directly but the intent of the parties is that the provisions of this sentence will not be used by Owner as a mechanism for Owner to intentionally avoid Developer’s participation in the transaction (Developer will cooperate in advising Owner about material development issues such as easements, locations, access, and drainage and impact on the Remainder Property, Sale Property and Option Property).  If a third party brokerage firm contacts Owner, Owner shall refer all such third party brokerage inquiries to Developer to the extent consistent with the foregoing, and Developer shall be responsible to negotiate with such parties (subject to Developer’s obligation to obtain approval from Owner on the location of such potential project and the pricing).  In the event of any potential sale transaction related to the Remainder Property, Owner, in good faith, shall provide Developer with all necessary written information to evidence compliance with the provisions of this Section.  In the event of a violation by Owner of the terms and provisions of this Section, Developer will be entitled to pursue all rights and remedies available at law or in equity including, without limitation, legal actions seeking damages, injunctive relief, and/or attorneys’ fees and expenses (but in no event shall Developer have the right to seek consequential damages including a claim for lost profits).

6.                                      Miscellaneous.

(a)                                 Governing Law/Entire Agreement/Amendments.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. Venue for any dispute related to this Agreement shall be in courts located in Wilson County, Tennessee. This Agreement contains the entire understanding of the parties with respect to the agreement between Developer and Owner. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(b)                              Severability.  In the event that any of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(c)                                  Assignment.  This Agreement may be assigned by Owner to a party which is a successor in interest to substantially all of the business operations of Owner. Such assignment shall become effective when Owner notifies the Developer of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of Owner hereunder shall become the rights and obligations of such successor Owner, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.  The rights of Developer may be assigned by Developer subject to Owner’s prior approval which shall not be unreasonably withheld, conditioned or delayed.  Assignment of Developer’s option to an entity that does not succeed to all or substantially all of the business of Developer shall result in the termination of Section 5.

(d)                              Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(e)                                  Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Owner, to:                                                             Nashville Speedway, USA, Inc.
Attn:  Klaus M. Belohoubek, Esq.
Senior Vice President — General Counsel
3411 Silverside Road
Tatnall Bldg., Suite 201
Wilmington, DE  19810

If to Developer:                                                          PDC TN/FL LLC
Attn:  Whitfield Hamilton
35 Music Square East, Suite 301
Nashville, TN  37203

with copy to:                                                                         C. Mark Carver, Esq.
Sherrard Roe Voigt & Harbison, PLC
150 Third Avenue South, Suite 1100
Nashville, TN  37201

(f)                                   Brokerage.  Developer and Owner agree and acknowledge that no brokers are involved with this transaction.

(g)                               Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Execution evidenced by facsimile signature and/or PDF signature shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OWNER:	NASHVILLE SPEEDWAY, USA, INC.,
a Delaware corporation

	By:	/s/ Klaus Belohoubek
Klaus Belohoubek,
Senior Vice President —General Counsel

DEVELOPER:	PDC TN/FL LLC,
a Delaware limited liability company

	By:	/s/ Whitfield Hamilton

	Title:	Partner